UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Braemar Hotels and Resorts Inc.
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Michael Cricenti
Jennifer M. Hill
Betsy L. McCoy
Steven J. Pully
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 21, 2024, Blackwells Capital LLC (“Blackwells”) issued a press release, which included a letter to stockholders, a copy of which is attached hereto as Exhibit 1. A copy of each of the press release and letter is available on Blackwells’ website, www.NoMoreMonty.com.

From time to time, Blackwells and/or the other participants in its solicitation may make certain posts and/or reposts regarding the campaign to their respective social media pages, including each of their X (formerly known as Twitter) pages, Instagram pages and/or YouTube pages. A copy of the posts are attached hereto as Exhibit 2.

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of Braemar Hotels & Resorts Inc. (the “Corporation”) for the Corporation’s 2024 annual meeting of stockholders. On April 3, 2024, the Participants filed with the Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying WHITE universal proxy card in connection with their solicitation of proxies from the stockholders of the Corporation.

ALL STOCKHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE CORPORATION, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Corporation’s stockholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

The Corporation’s board of directors has purported to reject as invalid our nominations to elect each of Blackwells’ nominees and determined that our notice is purportedly non-compliant with the Corporation’s Fifth Amended and Restated Bylaws, as amended (the “Bylaws”) and defective. On March 24, 2024, the Corporation brought suit against each of the Participants, Blackwells Holding Co. LLC, Vandewater Capital Holdings, LLC, Blackwells Asset Management LLC and BW Coinvest Management I LLC in the United States District Court for the Northern District of Texas (the “District Court”), seeking injunctive relief against solicitation of proxies by Blackwells and a declaratory judgment that Blackwells’ nomination is invalid due to Blackwells’ alleged violations of the Bylaws, and, as a result, Blackwells’ slate of purported nominees is invalid and ineligible to stand for election by the Corporation’s stockholders. Ultimately, Blackwells believes the Corporation’s claims have no merit. On April 11, 2024, Blackwells filed a Complaint in the District Court against the Corporation and the Corporation’s directors. Blackwells alleges, among other things, that the Corporation improperly rejected Blackwells’ nomination notice, breached the Bylaws, and violated Section 14(a) of the Securities Exchange Act of 1934 by issuing false and misleading statements and failing to disclose The Dallas Express as a proxy participant. The action filed by the Corporation on March 24, 2024 and the action filed by Blackwells on April 11, 2024 have been consolidated (the “Consolidated Litigation”). The Consolidated Litigation is currently stayed. The outcome of the Consolidated Litigation and any related litigation may affect our ability to deliver proxies submitted to us on the WHITE universal proxy card.

Exhibit 1

Blackwells Releases Letter to Fellow Shareholders Highlighting Ongoing Corporate Piracy Being Carried Out by Braemar Chairman Monty Bennett and His Cronies

Shareholder Campbell Capital Management Speaks Out in Support of Blackwells’ Campaign for Change at Braemar

Blackwells Urges Shareholders to Vote FOR Blackwells’ Nominees and Proposals

NEW YORK, June 21, 2024 (GLOBE NEWSWIRE) – Blackwells Capital LLC (“Blackwells”), a shareholder of Braemar Hotels & Resorts Inc. (“Braemar” or the “Company”) (NYSE: BHR), today released a letter to its fellow shareholders. The full text of the letter can be found on the following page and at www.NoMoreMonty.com.

Jason Aintabi, Chief Investment Officer of Blackwells, said:

“Mr. Bennett, under the cover of conflicted and inept boards, has squashed every public company stock that he has ever gotten his hands on. Mr. Bennett, his father Archibald, and their cronies have simultaneously pulled out nearly a billion dollars of fees across the entities they ‘manage’ on shareholders’ behalfs. Mr. Bennett has a troubling history of suffocating shareholder democracy and of fabricating tall tales to mislead shareholders. We believe Mr. Bennett’s time is up. We believe shareholders see through Mr. Bennett’s beguiling tactics, and understand that Mr. Bennett is looking out only for himself and his shady ‘Advisory Agreement’ that enables a corporate piracy that is not found anywhere else in the public markets.”

“Despite pathetic failures in leadership and governance, and Mr. Bennett’s bellicose behaviour against shareholders, we are pleased that large Braemar shareholders like CCM and Brancous LP are writing public letters voicing their support of Blackwells’ efforts to unlock value for all shareholders.”

Campbell Capital Management (“CCM”), a large Braemar shareholder, recently wrote to Blackwells in support of Blackwells’ campaign to return value to Braemar’s rightful owners. CCM wrote: “there has been no long-term growth for anything under Mr. Bennett’s leadership.” CCM further commented that “…we are certain that if the structure at Braemar is not changed, there will be little chance of unlocking true value… We have voiced our concerns and recommended changes many times over the years, and now is the time for a talented outfit like Blackwells…make those changes for the good of all shareholders.” The complete CCM letter can be found at www.nomoremonty.com.

Please vote your proxy on the WHITE universal proxy card “FOR” each of the Blackwells nominees and the Blackwells proposals, and “AGAINST” Braemar’s executive compensation resolution.

If you have any questions about voting your proxy or need replacement proxy materials, contact:

MacKenzie Partners, Inc.

+1 (800) 322-2885 (toll free for shareholders)

proxy@mackenziepartners.com

Blackwells also encourages shareholders to review Blackwells’ materials, the details of its engagement with the Company, information about Blackwells’ nominees, and other important information at www.nomoremonty.com. Shareholders are also invited to follow Blackwells’ campaign on X at @nomoremonty and Instagram at @no_more_monty.

June 21, 2024

Dear Fellow Braemar Shareholders,

As you may be aware, a proxy contest is taking place at Braemar Hotels & Resorts Inc. (“Braemar” or the “Company”). This is no ordinary election; while proxy contests occur with some frequency in healthy public markets, they are generally campaigns about different thoughts on strategy and on which leaders are best suited to guide the company moving forward.

Braemar shares are down over 90%, almost in a straight line, over a 10-year period while its current chairman, Montgomery Bennett, through his shady ‘Advisory Agreement’ has collected hundreds of millions of dollars in fees from us and has seen his fee stream increase 600% over the same period. This campaign is about a conflicted, hand-picked board that provides cover to Monty Bennett and his father Archibald Bennett to pillage our company in a way not seen anywhere else in the public markets.

In fact, Montgomery has a pattern of squashing the share prices of companies he manages: Ashford Hospitality Trust Inc. (“Ashford Hospitality”) and Ashford Inc. are both down even more than Braemar is. Ashford Hospitality is now a penny stock with a total market value of less than $40 million dollars. Ashford Inc., after having lost more than 95% of its value, is now being taken private by Montgomery while he deceitfully accuses Blackwells (who has no record of turning companies into penny stocks only to take them private) of doing so at Braemar.

The independent directors that Blackwells has nominated include Jennifer Hill, the former CFO of Bank of America Merrill Lynch, and Betsy McCoy, the current General Counsel of The Related Group. There is no record in the public domain of anything but positive attributes related to the Blackwells nominees- other than the character assassination campaign that Braemar has embarked on, to distract from their own wretched records. We point shareholders to the social media sites that Braemar has set up, entitled ‘Expel Blackwells’, to see for themselves the stupidity that Braemar is releasing in a pitiable attempt to hornswoggle shareholders.

Beyond publicly smearing Blackwells and its nominees, Braemar wants to chill Blackwells’ campaign in its tracks. The Company amended its bylaws in the face of our nominations, filed frivolous litigation against us and has been telling shareholders it won’t count our votes. There is no length Montgomery Bennett will not go to, to preserve his pots of gold. For instance, at Ashford Hospitality— where Blackwells recently ran a VOTE WITHHOLD campaign—Monty Bennett and his sidekick, Kamal Jafarnia, were voted out by shareholders only to be reinstated by the entrenched board hours later. These individuals are laughing at shareholders and have no business being fiduciaries in the public markets whatsoever.

Braemar owns a collection of beautiful hotel assets that should be worth a lot of money. Until shareholders stand up to the corporate piracy taking place, we will never see that value. It will only continue to flow into Montgomery and Archibald Bennett’s pocketbooks.

Montgomery Bennett will say and do anything to keep independent voices out of the boardroom and far away from his shady Advisory Agreement. Shareholders should know that Braemar’s current directors, and everyone who profits from the Advisory Agreement will be held to account as soon as independent board members are installed. Blackwells expects that a reconstituted board will pursue the repatriation of all monies that were improperly extracted from Braemar, and the termination for cause of the unconscionable arrangement that enriches the Bennet’s and their cronies at our expense.

Please vote FOR the change that is urgently needed at Braemar.

Our campaign materials, including letters of support from some of Braemar’s largest shareholders, can all be viewed at www.nomoremonty.com. Shareholders are also invited to follow Blackwells’ campaign on X at @nomoremonty and Instagram at @no_more_monty.

Blackwells is available to speak with any shareholder, large or small, at any time so please feel free to reach out with questions or comments.

Sincerely,

/s/

Jason Aintabi

Chief Investment Officer / Blackwells

About Blackwells Capital

Blackwells is a multi-strategy alternative asset management firm that invests in public and private markets globally. Our public markets portfolio focuses on currencies, equities, credit and commodities. When necessary, we engage with public company boards to drive value for all stakeholders. Our private markets portfolio includes investments in space, clean energy, infrastructure, real estate and technology. Further information is available at www.blackwellscap.com.

Contacts

Stockholders

MacKenzie Partners, Inc.

Toll Free: +1 (800) 322-2885

proxy@mackenziepartners.com

Media

Gagnier Communications

Dan Gagnier & Riyaz Lalani

646-569-5897

blackwells@gagnierfc.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company for the Company’s 2024 annual meeting of stockholders. On April 3, 2024, the Participants filed with the Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying WHITE universal proxy card in connection with their solicitation of proxies from the stockholders of the Company.

ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

The Company’s board of directors has purported to reject as invalid our nominations to elect each of Blackwells’ nominees and determined that our notice is purportedly non-compliant with the Company’s Fifth Amended and Restated Bylaws, as amended (the “Bylaws”) and defective. On March 24, 2024, the Company brought suit against each of the Participants, Blackwells Holding Co. LLC, Vandewater Capital Holdings, LLC, Blackwells Asset Management LLC and BW Coinvest Management I LLC in the United States District Court for the Northern District of Texas (the “District Court”), seeking injunctive relief against solicitation of proxies by Blackwells and a declaratory judgment that Blackwells’ nomination is invalid due to Blackwells’ alleged violations of the Bylaws, and, as a result, Blackwells’ slate of purported nominees is invalid and ineligible to stand for election by the Company’s stockholders. Ultimately, Blackwells believes the Company’s claims have no merit. On April 11, 2024, Blackwells filed a Complaint in the District Court against the Company and the Company’s directors. Blackwells alleges, among other things, that the Company improperly rejected Blackwells’ nomination notice, breached the Bylaws, and violated Section 14(a) of the Securities Exchange Act of 1934 by issuing false and misleading statements and failing to disclose The Dallas Express as a proxy participant. The action filed by the Company on March 24, 2024 and the action filed by Blackwells on April 11, 2024 have been consolidated (the “Consolidated Litigation”). The Consolidated Litigation is currently stayed. The outcome of the Consolidated Litigation and any related litigation may affect our ability to deliver proxies submitted to us on the WHITE universal proxy card.

Exhibit 2